Exhibit 5.1

8 July, 2014

Matter No.: 879695

Doc Ref: AC/al/#8269413

iKang Healthcare Group, Inc.

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District, Beijing 100022

People’s Republic of China

Dear Sirs,

Re: iKang Healthcare Group, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 7 July, 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 3,448,698 class A common shares, par value US$0.01 per share, of the Company (the “Shares”) to be issued pursuant to the iKang Healthcare Group, Inc. Share Incentive Plan adopted with effect as of February 2013, iKang Healthcare Group, Inc. Share Incentive Plan adopted with effect as of April 2013 and iKang Healthcare Group, Inc. Share Incentive Plan adopted as of March 2014 (the “Plans”), the agreements as set out in the Schedule attached (together the “Option Offering Agreements”) (the terms “Plans” and “Option Offering Agreements” do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                                     the Registration Statement;

(ii)                                  the Plans;

(iii)                               the Option Offering Agreements.

We have also reviewed and relied upon (1) the Memorandum and Articles of Association of the Company adopted on 1 March, 2014 and which became effective on 14 April 2014, (2) copies of the written resolutions of the sole member of the Company passed on 1 March, 2014 and resolutions in writing of the sole director of the Company passed on 1 March 2014, resolutions in writing of the directors of the Company passed on 1 March, 2014 and 30 June 2014 (collectively, the “Resolutions”), (3) a certificate of good standing of the Company dated 24 June, 2014 (the “Certificate Date”); and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and the Option Offering Agreements and other documents reviewed by us, (c) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions of all directors or all members of the Company, as applicable, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (e) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, and (h) that on the date of issuance of any award under the Plans and the Option Offering Agreements, the Company will be able to pay its liabilities as they become due; (i) all options and awards granted under the Plans and the Option Offering Agreements are or were duly authorised in accordance with the terms of the Plans and the Option Offering Agreements and the number of options and awards granted under the Plans and the Option Offering Agreements are or were within the limit (if any) provided under the Plans and the Option Offering Agreements; and (j) the Option Offering Agreements were valid and binding on iKang Guobin Healthcare Group, Inc. (a British Virgin Islands wholly owned subsidiary of the Company) as at the date of assumption of the obligations of such agreements by the Company.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plans and the Option Offering Agreements that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      The Shares, when issued and paid for in accordance with the Plans and the Option Offering Agreements, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Schedule

Option Offering Agreements

1.                                      an option offering agreement dated as of 20 November 2004 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Thomas Fox in respect of 10,000 shares option.

2.                                      an option offering agreement dated as of 1 January 2006 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Ying Liu in respect of 20,000 shares option.

3.                                      an option offering agreement dated as of 1 January 2006 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Ying Liu in respect of 10,000 shares option.

4.                                      an option offering agreement dated as of 1 January 2006 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Ying Tong in respect of 20,000 shares option.

5.                                      an option offering agreement dated as of 1 January 2006 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Xiaoqi Wang in respect of 10,000 shares option.

6.                                      an option offering agreement dated as of 1 January 2006 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Zhenyu Wang in respect of 10,000 shares option.

7.                                      an option offering agreement dated as of 10 September 2006 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Qing Zhang in respect of 20,000 shares option.

8.                                      an option offering agreement dated as of 1 November 2006 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Jianshi Huang in respect of 10,000 shares option.

9.                                      an option offering agreement dated as of 10 November 2006 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Jonathan Sun in respect of 20,000 shares option.

10.                              a termination and settlement agreement dated as of 1 March 2007 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Kai Zhou in respect of 20,000 shares option.

11.                               a termination and settlement agreement dated as of 30 June 2007 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Weimin Xin in respect of 12,855 shares option.

12.                               a termination and settlement agreement dated as of 5 July 2007 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Chung Tung Lin in respect of 10,000 shares option.

13.                               an option offering agreement dated as of 30 December 2007 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Wang, Huan in respect of 20,000 shares option.

14.                               an option offering agreement dated as of 31 December 2007 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Liu, Nan in respect of 5,000 shares option.

15.                               an option offering agreement dated as of 31 December 2007 entered by and among ShanghaiMed Healthcare, Inc. and Ms. Xie, Wei in respect of 10,000 shares option.

16.                               an option offering agreement dated as of 31 December 2007 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Xu, Bo in respect of 5,000 shares option.

17.                               an option offering agreement dated as of 31 December 2007 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Zheng, Zhijian in respect of 20,000 shares option.

18.                               a stock option agreement dated 31 December 2007 granted by ShanghaiMed Healthcare, Inc. to Chun Yu Eddy Si in respect of an option to purchase 10,000 Class A Common Shares.

19.                              an option offering agreement dated as of 17 February 2012 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Pan, Jinfeng in respect of 20,000 shares option.

20.                               an option offering agreement dated as of 17 February 2012 entered by and among ShanghaiMed Healthcare, Inc. and Mr. Pan, Jinfeng in respect of 60,000 shares option.